                                                                 EXHIBIT 12

                           HASBRO, INC. AND SUBSIDIARIES

                 Computation of Ratio of Earnings to Fixed Charges

                   Nine Months and Quarter Ended October 1, 2006

                               (Thousands of Dollars)

Nine

Months

Quarter

     ------

     -------

Earnings available for

 fixed charges:

  Net earnings

$  121,773

 99,584

  Add:

   Fixed charges

    28,737

       9,149

   Taxes on income

    49,152

 44,292

   -------          -------

    Total

$  199,662

     153,025

   =======

     =======

Fixed charges:

  Interest on long-term

   debt

$   17,600

  5,623

  Other interest charges

     1,286

    462

  Amortization of debt

   expense

     1,210

     73

  Rental expense representa-

   tive of interest factor

     8,641

  2,991

   -------

      ------

    Total

$   28,737            9,149

   =======

      ======

Ratio of earnings to fixed

 charges

 6.95

  16.73

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